PRESENTATION OF DEGUSSA DENTAL FINANCIAL INFORMATION

    In 2000, Degussa AG commenced a programme to focus its operations on core competencies related to the manufacture and distribution of specialty engineered chemical products. In connection with this programme, Degussa AG formed Degussa Dental GmbH & Co. KG ("Dental KG") and DH Zweite Vermogensverwaltungs GmbH ("DH GmbH"). Subsequently, Degussa AG transferred substantially all dental-related investments, operations and activities to Dental KG and DH GmbH. German-based dental investments, operations and activities were contributed to Dental KG while non- German-based dental investments, operations and activities were contributed to DH GmbH. Together, Dental KG, DH GmbH and their majority owned subsidiaries comprise Degussa Dental.

    The combined financial statements of Degussa Dental included on pages F-51 to F- 70 of this document (the "Degussa Dental Combined Financial Statements") have been prepared in accordance with U.S. GAAP and include the results of operations and assets and liabilities directly related to Degussa Dental's operations. The accompanying combined financial statements may not necessarily be indicative of the results of operations, financial positions and cash flows of Dental KG and DH GmbH had they operated as separate independent companies for the duration of the periods presented, nor are they an indicator of future performance. See further Note 1 to the Degussa Dental Combined Financial Statements.

                                                         DEGUSSA DENTAL GROUP

                                                     COMBINED STATEMENTS OF INCOME


                                                                                    Six months      Year ended
                                                                                         ended      December 31,
                                                                                 June 30, 2001             2000
                                                                                       (euro, in thousands)
Net sales (note 14)                                                                    246,312          489,517
Cost of products sold (note 14)                                                        155,472          343,256
Gross profit                                                                            90,840          146,261
Selling, general and administrative expenses (note 14)                                  61,181          123,729
Other operating expense, net                                                             7,342            6,059
Operating income                                                                        22,317           16,473
Other income and expenses:
Interest expense (note 14)                                                               2,449            4,635
Interest income (note 14)                                                                (672)          (2,717)
Minority interest                                                                           91              306
Earnings before income taxes                                                            20,449           14,249
Income taxes                                                                             8,449              840
Net income                                                                              12,000           13,409


The accompanying notes are an integral part of the combined financial statements.

                                                         DEGUSSA DENTAL GROUP

                                                        COMBINED BALANCE SHEETS


                                                                                                   December 31,
                                                                                 June 30, 2001             2000
                                                                                         (euro, in thousands)
Assets
Current assets:
   Cash and cash equivalents (note 14)                                                   2,978           14,677
   Accounts and notes receivable-trade, net                                             67,000           63,593
   Receivables from related parties (note 14)                                            1,700           10,202
   Inventories                                                                         103,408          111,533
   Deferred tax assets                                                                   4,554            3,030
   Prepaid expenses and other current assets                                             3,788           13,317
   Total current assets                                                                183,428          216,352
Property, plant and equipment, net                                                      57,631           56,628
Identifiable intangible assets, net                                                     34,841           34,138
Costs in excess of fair value of net assets acquired, net                              100,877          104,840
Deferred tax assets                                                                      5,703            8,282
Other non-current assets                                                                 1,679            1,807
   Total assets                                                                        384,159          422,047

Liabilities and combined equity
Current liabilities:
   Current portion of long-term debt                                                     3,135            2,917
   Short-term notes payable                                                             21,562           71,764
   Accounts payable-trade                                                               13,587           10,856
   Payables to related parties (note 14)                                                 4,856           18,099
   Accrued liabilities                                                                  18,707           22,509
   Income taxes payable                                                                 23,278           11,061
   Deferred tax liabilities                                                             10,231           10,856
   Other current liabilities                                                             8,639           14,078
   Total current liabilities                                                           103,995          162,140
Long-term debt, excluding current portion                                                6,726            8,696
Pension obligation                                                                      15,045           14,596
Obligations under capital lease, excluding current installments                          9,111            9,092
Deferred tax liabilities                                                                14,774           16,278
Other non-current liabilities                                                            7,439            5,312
Minority interests in consolidated subsidiaries                                            830              661
Commitments and contingencies (note 16)
   Total liabilities                                                                   157,920          216,775

Combined equity:
   Investments by and advances from Degussa AG                                         220,852          200,718
   Accumulated other comprehensive income                                                5,387            4,554
   Total combined equity                                                               226,239          205,272
   Total liabilities and combined equity                                               384,159          422,047

The accompanying notes are an integral part of the combined financial statements.

                                       8

                                                         DEGUSSA DENTAL GROUP

                                        COMBINED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME


                                                                Investments       Accumulated
                                                                     by and             other
                                                              advances from     comprehensive          Combined
                                                                 Degussa AG            income            equity
                                                                              (euro, in thousands)
Balance as of December 31, 1999                                     253,949             3,681           257,630
Net activity with Degussa AG (note 14)                             (66,640)                --          (66,640)
Comprehensive income:
Net income                                                           13,409                --            13,409
Foreign currency translation                                             --               873               873
Comprehensive income                                                                                     14,282
Balance as of December 31, 2000                                     200,718             4,554           205,272
Net activity with Degussa AG                                          8,134                --             8,134
Comprehensive income:
Net income                                                           12,000                --            12,000
Foreign currency translation                                             --               833               833
Comprehensive income                                                     --                --            12,833
Balance as of June 30, 2001                                         220,852             5,387           226,239






The accompanying notes are an integral part of the combined financial statements.

                                       9


                                                         DEGUSSA DENTAL GROUP

                                                   COMBINED STATEMENTS OF CASH FLOWS


                                                                                                      Year ended
                                                                             Six months ended       December 31,
                                                                                June 30, 2001               2000
                                                                                    (euro, in thousands)
Cash flows from operating activities:
Net income                                                                             12,000             13,409
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation                                                                         3,500              7,304
   Amortization                                                                         5,294             10,553
   Deferred income taxes                                                              (1,850)           (10,128)
   Increases in pension obligation and other non-current liabilities                    2,788              6,024
   Loss on disposal of property, plant and equipment                                        4                 70
   Other non-cash expense                                                                 656              3,438
Changes in current operating assets and liabilities, net:
   Receivables from related parties                                                     8,502            (4,532)
   Accounts and notes receivable-trade, third parties, net                            (3,292)            (5,800)
   Inventories                                                                          8,320            (3,414)
   Prepaid expenses and other current assets                                            9,529           (10,095)
   Payables to related parties                                                       (13,243)              9,929
   Accounts payable-trade, third parties                                              (2,099)              6,224
   Accrued liabilities                                                                (3,801)            (3,701)
   Income taxes payable                                                                12,217              7,605
   Other, net                                                                           (170)              1,308
   Net cash provided by operating activities                                           38,355             28,194
Cash flows from investing activities:
   Expenditures for identifiable intangible assets                                    (1,942)            (1,380)
   Proceeds from sale of property, plant and equipment                                  1,098                663
   Capital expenditures                                                               (4,571)           (10,009)
   Net cash used in investing activities                                              (5,415)           (10,726)
Cash flows from financing activities:
   Equity distributions to Degussa AG                                                 (2,747)            (7,223)
   Equity contributions by Degussa AG                                                  10,225                 --
   Payments of capital lease obligations                                                (185)              (327)
   Net repayments of long-term borrowings                                             (1,998)            (2,306)
   Repayments of short-term borrowings                                                (1,048)              (899)
   Net repayments of short-term borrowings, related parties                          (48,910)            (2,560)
   Net cash used in financing activities                                             (44,663)           (13,315)
Effect of exchange rate changes on cash and cash equivalents                               24                 90
   Net increase (decrease) in cash and cash equivalents                              (11,699)              4,243
   Cash and cash equivalents at beginning of period                                    14,677             10,434
   Cash and cash equivalents at end of period                                           2,978             14,677


The accompanying notes are an integral part of the combined financial statements.

                                       10

                             DEGUSSA DENTAL GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business
    Degussa Dental Group ("Degussa Dental" or the "Company") designs, develops and manufactures a broad range of dental products and complete system solutions used in preventative, restorative and orthodontic treatment by dental laboratories, dentists, orthodontists and oral surgeons. Products marketed primarily to dental laboratories include alloys, veneering porcelain, ceramics systems attachments, consumables and laboratory equipment. Products marketed directly to dentists include filling materials, cements, impression materials, local anesthetics and dedicated equipment for the application of the respective materials. Orthodontic products include all necessary appliances for the movement and realignment of teeth, and products marketed to oral surgeons consist of complete systems to replace teeth using artificial roots implanted into the jawbone of a patient. The Company has operations and investments located in Europe, Asia, South America and the United States. Degussa Dental's customers are primarily located in Europe, Asia, and North and South America.


Basis of Presentation
    In 2000, Degussa AG commenced a program to focus its operations on core competencies related to the manufacture and distribution of specialty engineered chemical products. In connection with this program, Degussa AG formed Degussa Dental GmbH & Co. KG ("Dental KG") and DH Zweite Vermogensverwaltungs GmbH ("DH GmbH"). Subsequently, Degussa AG transferred substantially all dental-related investments, operations and activities to Dental KG and DH GmbH, with the exception of certain retiree pension obligations,  which  were  maintained  by  Degussa  AG.  German-  based  dental investments, operations and activities were contributed to Dental KG while non-German-based dental investments, operations and activities were contributed to DH GmbH. Collectively, Dental KG, DH GmbH, and their majority owned subsidiaries, comprise Degussa Dental.

    On May 29, 2001, Degussa AG entered into a sale and purchase agreement to sell Degussa Dental to Dentsply International, Inc. ("DENTSPLY"), subject to regulatory approval. The combined financial statements are presented on a historical cost basis and do not reflect any adjustments that might be recorded by DENTSPLY in its application of purchase accounting.

    The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and include the results of operations and assets and liabilities directly related to Degussa Dental's operations. The accompanying combined financial statements may not necessarily be indicative of the results of operations, financial positions and cash flows of Dental KG and DH GmbH had they operated as separate independent companies for the duration of the periods presented, nor are they an indicator of future performance.

    As the businesses in the combined financial statements are included in multiple consolidated tax returns and in multiple tax jurisdictions, the effective tax rate does not reflect the structure and tax strategies that could be in place if the businesses were conducted by a separate legal entity.

    The effects of capital transactions between Degussa Dental and Degussa AG are included in "Investments by and advances from Degussa AG" in the accompanying combined balance sheets and statements of equity and comprehensive income.

    Degussa Dental's operations have been financed partly through contributions from Degussa AG and partly through third-party debt. Prior to the formation of Degussa Dental in July 2000, Degussa AG did not allocate interest charges to the contributed businesses. Accordingly, such interest expense is not included in the accompanying combined statements of income. In connection with the formation of Degussa Dental certain loans with Degussa AG were created. Interest expense associated with those related party loans that accrue interest is included in the accompanying combined statements of income.

    Unless otherwise noted, all amounts are stated in thousands of euro.


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination
    The combined financial statements of the Company include all significant entities in which Dental KG or DH GmbH have legal or effective control after completion of the reorganization program described above. All significant transactions between combined businesses have been eliminated.


Use of Estimates
    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.


Cash and Cash Equivalents
    The  Company   considers  all  highly  liquid   investments  with  original
maturities of three months or less, including cash pool position with related parties, to be cash equivalents (see note 14).


Inventories
    Inventories are stated at the lower of cost or market. The cost of precious metals inventories are determined using the last-in, first-out ("LIFO") method while the cost of other inventory components is determined primarily using the average cost method. Cost consists of purchased component costs and manufacturing costs, which are comprised of direct material and labor costs and applicable indirect costs.


Impairment of Long-Lived Assets
    The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of". This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstance indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.


Property, Plant and Equipment
    Property, plant and equipment are stated at cost, net of accumulated depreciation. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Expenditures for maintenance and repairs are charged to expense as incurred while replacements and major improvements are capitalized.

    Depreciation on plant and equipment is recognized using accelerated or straight-line methods over the useful lives of related assets. Useful lives range from 10 to 40 years for buildings and from 3 to 15 years for machinery and equipment.


Identifiable Intangible Assets
    Identifiable intangible assets primarily consist of patents, trademarks and capitalized software costs and are amortized on a straight-line basis over their estimated useful lives.


Costs in Excess of Fair Value of Net Assets Acquired
    The excess of costs of acquired businesses over the fair value of net assets acquired ("goodwill") is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years, and is stated net of accumulated amortization of 21.7 million and 17.8 million as of June 30, 2001 and December 31, 2000, respectively. The Company assesses the recoverability of goodwill based on projected undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows.


Costs of Computer Software Developed or Obtained for Internal Use
    Certain external direct costs of materials and services consumed in developing or obtaining internal use computer software and payroll related costs for employees associated with internal-use software projects are capitalized and amortized on a straight- line basis over four years. While no material software costs were capitalized in the six months ended June 30, 2001, costs of 1.2 million were capitalized during the year ended December 31, 2000. Amortization expense was 200 for both the six months ended June 30, 2001 and the year ended December 31, 2000.


Derivative Financial Instruments
    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the effective Date of FASB Statement No. 133", which amended SFAS No. 133 to delay its effective date by one year. SFAS No. 133 requires that all derivative instruments be recorded in the balance sheet at fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as a part of a hedge transaction and, if it is, the type of hedge transaction. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedge Activities" which amended SFAS No. 133. This statement, as amended by SFAS 137 and SFAS 138, was adopted effective January 1, 2001. The adoption of SFAS 133 did not have a material impact on net income for the six months ended June 30, 2001.

    The Company utilizes a limited number of derivative financial instruments in order to manage a portion of its exposure related to foreign exchange, interest rate and commodity price fluctuations. All derivatives are recognized in the accompanying combined balance sheets at their fair value. As these financial instruments do not meet the criteria established by SFAS No. 133 for deferring unrealized gains and losses on hedging transactions, changes in fair value are reported in current-period earnings. The aggregate notional amount and fair value of all derivative instruments is 6.5 million and (24), respectively, as of June 30, 2001 and 1.9 million and 10, respectively, as of December 31, 2000. The Company does not enter into derivatives for trading purposes.


Foreign Currency
    Assets and liabilities of foreign subsidiaries where the functional currency is other than the euro are translated at exchange rates as of the respective balance sheet dates. Revenues and expenses of those subsidiaries are translated at the weighted average year- to-date exchange rates of the respective period. The effects of these translation adjustments are included in other comprehensive income and reported as a separate component of combined equity.

    Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transaction. Receivables and payables denominated in foreign currencies are remeasured at the exchange rate in effect as of the respective balance sheet dates. Net foreign currency transaction gains of 373 and 47 for the six months ended June 30, 2001 and for December 31, 2000, respectively, are included in other operating expense, net in the accompanying combined statements of income.


Revenue Recognition
    Revenue, net of allowances for related discounts, is recognized when finished product is shipped and risk of ownership has transferred to the customer.

    A significant portion of Degussa Dental's products include precious metals. Market prices of precious metals are highly volatile and can lead to significant fluctuations in the Company's sales prices and gross profit margins (see note 4).

Research and Development Costs
    Research and development costs are expensed as incurred. For the six months ended June 30, 2001 and the year ended December 31, 2000, research and development costs of 7.3 million and 18.1 million, respectively, are included in selling, general and administrative expense in the accompanying combined statements of income.


Income Taxes
    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    The businesses in the combined financial statements are included in multiple consolidated tax returns and in multiple tax jurisdictions. There is no formal tax allocation agreement between the various Degussa Dental businesses and Degussa AG. The tax amounts reflected in the accompanying combined financial statements have been computed as if each of the contributed businesses had filed separate tax returns.

    While the legal forms of Dental KG, and Ducera Dental GmbH & Co. KG ("Ducera") in 2000, were limited partnerships which are not generally subject to German corporation income tax, the income tax expense for these German entities has been presented in the accompanying combined financial statements as if Dental KG, and Ducera in 2000, were stand-alone corporate entities. Accordingly, the German corporation tax effects normally passed through to Degussa AG are included in the accompanying combined financial statements as if all earnings were distributed currently.


Commitments and Contingencies
    Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.


Minority Interests
    Minority interests in the equity and results of the entities controlled by Degussa Dental are shown as a separate item in the combined financial statements. The entities included in the combined financial statements that have minority interests as of June 30, 2001 and December 31, 2000 are as follows:

                                                          Minority
                                                          Ownership
                                                          Percentage
Sankin Kogyo K.K., Tokyo                                      5.6%
Probem S.A., Catanduva                                       40.0%

New Accounting Standards Not Yet Adopted
    In June 2001, the FASB issued SFAS No.141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill. SFAS No. 142 will require that goodwill no longer be amortized, but instead tested for impairment at least annually. SFAS No. 142 will also require recognized other intangible assets to be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 121,

"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment until its life is determined to no longer be indefinite.

    The Company is required to adopt the provisions of SFAS No. 141 and SFAS No. 142 on January 1, 2002, with the exception of the immediate requirement to use the purchase method of accounting for all future business combinations completed after September 30, 2001. Early adoption and retroactive application of these standards is not permitted. However, goodwill, and any intangible asset determined to have an indefinite useful life, that is acquired in a business combination completed after June 30, 2001 will not be amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized until December 31, 2001.

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset's useful life. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.

    In  August  2001,  the  FASB  issued  SFAS  No.  144,  "Accounting  for the
Impairment or Disposal of Long-Lived Assets". SFAS No. 144 retains the current requirement to recognize an impairment loss only if the carrying amounts of long-lived assets to be held and used are not recoverable from their expected undiscounted future cash flows. However, goodwill is no longer required to be allocated to these long-lived assets when determining their carrying amounts. SFAS No. 144 requires that a long-lived asset to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spin- off be considered held and used until it is disposed. However, SFAS No. 144 requires the depreciable life of an asset to be abandoned be revised. SFAS No. 144 requires that long- lived assets to be disposed of by sale be recorded at the lower of their carrying amount or fair value less cost to sell and to cease depreciation (amortization). Therefore, discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001.

    The Company is not currently able to determine the potential effects of adopting these new standards.


NOTE 3 - ACCOUNTS AND NOTES RECEIVABLE
    The Company sells dental equipment and supplies primarily to the end user. For customers on credit terms, the Company performs ongoing credit evaluation and generally does not require collateral. Accounts and notes receivable-trade are stated net of an allowance for doubtful accounts of 4.5 million and 2.9 million as of June 30, 2001 and December 31, 2000, respectively.


NOTE 4 - INVENTORIES
    Inventories consist of the following:


                                                 June 30,  December 31,
                                                     2001          2000
Finished goods                                     82,633        92,956
Work-in-process                                    10,481         8,937
Raw materials and supplies                         10,294         9,640
                                                  103,408       111,533

    Inventories valued under the LIFO method are 40.4 million and 55.0 million, respectively. The current cost of LIFO inventories as of June 30, 2001 and December 31, 2000 was greater than the amount at which these inventories were carried in the combined balance sheet by 52.1 million and
89.1 million, respectively.

    As a result of LIFO inventory liquidation, earnings before taxes was increased by approximately 15.0 million for the six months ended June 30, 2001. For the year ended December 31, 2000, earnings before taxes was not affected because there was no LIFO inventory liquidation.


NOTE 5 - PREPAID EXPENSES AND OTHER CURRENT ASSETS
    Prepaid expenses relate primarily to advance payments for leases and rental and maintenance contracts.

    Other current assets consist primarily of V.A.T. refunds receivable of 1.4 million and 10.8 million as of June 30, 2001 and December 31, 2000, respectively.


NOTE 6 - PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consist of the following:


                                                 June 30,   December 31,
                                                     2001           2000
Assets, at cost:
Land                                               19,636         19,248
Buildings and improvements (note 12)               50,227         49,707
Machinery and equipment                            62,245         59,708
Construction in progress                              942            898
                                                  133,050        129,561
Less: accumulated depreciation (note 12)           75,419         72,933
                                                   57,631         56,628

NOTE 7 - IDENTIFIABLE INTANGIBLE ASSETS
    Identifiable intangible assets consist of the following:

                                                                Estimated
                                                                   useful
                                        June 30,  December 31,      lives
                                            2001          2000    (years)

Acquired patents                          17,792        16,028       5-20
Acquired trademarks                       21,003        21,003       5-20
Capitalized software                       2,341         2,570          4
Other                                         76            82       3-10
                                          41,212        39,683
Less: accumulated amortization             6,371         5,545
                                          34,841        34,138

NOTE 8 - ACCRUED LIABILITIES
    Accrued liabilities consist of the following:

                                                 June 30,   December 31,
                                                     2001           2000
Allowance for customer discounts and rebates        4,591          8,366
Personnel expenses                                  8,047          7,668
Other                                               6,069          6,475
                                                   18,707         22,509

NOTE 9 - FINANCING ARRANGEMENTS

Short-term notes payable
                                                 June 30,    December 31,
                                                     2001            2000
Notes payable to banks, weighted average
interest rate 15.82%                                6,112           7,404
Loans payable to Degussa AG                        15,450          64,360
                                                   21,562          71,764


    Degussa Dental has unused lines of credit for short-term financing of 14 million as of June 30, 2001. Interest applicable to these lines of credit varies according to market conditions in the country of origin.

    Letters of credit of Degussa AG secure 4.9 million of the short-term notes payable to banks outstanding as of June 30, 2001. Inventory is pledged to secure additional amounts of 0.2 million, and the remaining amount is unsecured.

    On March 9, 2001 the Company repaid a 50 million loan from Degussa AG, bearing interest at the European overnight interest rate average, which was outstanding as of December 31, 2000.

    Approximately 13 million of the loans payable to Degussa AG as of June 30, 2001 and December 31, 2000 represents a non-interest bearing loan to DH GmbH. No imputed interest expense has been recorded in the accompanying combined financial statements related to this loan.

    The remaining balance of loans payable to Degussa AG as of June 30, 2001 is comprised of a 2.4 million loan to the Japanese operating subsidiary which bears interest at 0.2%. This loan renews monthly on a roll-over basis.


Long-Term Borrowings


                                                 June 30,   December 31,
                                                     2001           2000
Secured mortgage notes payable, weighted average
  rate 2.96%, due 2002-2005                         7,489          8,813
Installment loans, weighted average rate 2.50%,
  due 2002-2004                                     2,372          2,800
                                                    9,861         11,613
Less: current portion of long-term debt             3,135          2,917
                                                    6,726          8,696


    Outstanding installment loans are guaranteed by letters of credit from Degussa AG.

    Aggregate maturities of long-term debt are as follows:

Year ending June 30
2002                                                         3,135
2003                                                         2,265
2004                                                         2,955
2005                                                         1,329
2006                                                           177
                                                             9,861


NOTE 10 - INCOME TAXES
    The components of earnings before income taxes are as follows:


                                               Six months            Year
                                                    ended           ended
                                                 June 30,    December 31,
                                                     2001            2000
Germany                                            16,009           6,083
Foreign                                             4,440           8,166
                                                   20,449          14,249


    The components of income tax expense (benefit) are as follows:


                                               Six months            Year
                                                    ended           ended
                                                 June 30,    December 31,
                                                     2001            2000
Current:
German                                              8,772           7,395
Foreign                                             1,527           3,574
Total                                              10,299          10,969
Deferred:
German                                            (1,930)         (9,199)
Foreign                                                80           (930)
Total                                             (1,850)        (10,129)
Total income tax expense                            8,449             840


    In 2000, the German government enacted new tax legislation which, among other changes, will reduce the statutory corporate tax rate for German companies from 40% on retained earnings and 30% on distributed earnings to a uniform 25% effective for the year beginning January 1, 2001. The effects of the reductions in the tax rate and other tax law changes on the deferred tax assets and liabilities of the Group's German companies were recognized in the year of enactment and resulted in deferred tax benefit of 8.6 million for the year ended December 31, 2000.

    Prior to the 2000 tax law changes becoming effective, German corporation tax law applied a split rate imputation system to the income taxation of a corporation and its shareholders. Upon distribution of retained earnings in the form of a dividend, shareholders subject to German tax received a credit for corporation taxes paid by the corporation on such distributed earnings. In addition, the corporation received a tax refund to the extent such earnings had been initially subjected to a corporation income tax in excess of 30%. The tax refund was also distributed to the shareholders.

    In general, prior to 2001, retained (undistributed) German corporate income was initially subject to a federal corporation income tax currently at a rate of 40% for 2000 plus a surcharge of 5.5% on federal corporate taxes payable. Giving effect to the surcharge, the federal corporate tax rate was 42.2% for the year ended December 31, 2000. Upon distribution of certain retained earnings generated in Germany to stockholders, the corporate income tax rate on the earnings was adjusted to 30%, plus a solidarity surcharge of 5.5% for a total of 31.65%, by means of a refund for taxes previously paid. Under the new German corporate tax system, during a 15 year transition period beginning on January 1, 2001, Degussa Dental will continue to receive a refund or pay additional taxes on the distribution of retained earnings which existed as of December 31, 2000.

    As discussed in Note 2, actual income tax expense reflects the amount of distribution of that year's earnings of the German operations. As such, the refund of tax described above is reflected in the income tax expense reconciliation presented below.

    For the six months ended June 30, 2001 and the year ended December 31, 2000, actual income tax expense differed from the amounts computed by applying the German federal corporation income tax rate of 25% for 2001 and 40% for 2000, to earnings before income taxes as a result of the following:

                                               Six months            Year
                                                    ended           ended
                                                 June 30,    December 31,
                                                     2001            2000
Expected income tax at statutory federal rate       5,112           5,700
Effect of:
  Trade tax & solidarity tax, net of Federal
  benefit                                           3,783           2,022
  Benefit of distributed rate --                                  (1,503)
  Tax holiday                                       (123)           (782)
  Nondeductable expenses                              440           1,377
  Goodwill                                            788           2,522
  Provision release                               (1,618)              --
  Tax rate change                                      --         (8,577)
  Other                                                67              81
Actual income tax expense                           8,449             840


    The tax effect of temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                                 June 30,  December 31,
                                                     2001          2000
Deferred tax assets:
  Intangible assets                                   224           984
  Property, plant and equipment                       432           404
  Financial assets                                     88           942
  Inventories                                       2,008         1,840
  Receivables and other current assets                338           427
  Pension accruals                                  3,531         3,232
  Other accruals                                    2,109         1,865
  Payables                                            449           374
  Tax loss carry-forwards                           1,078         1,244
Total deferred tax assets                          10,257        11,312

                                                 June 30,  December 31,
                                                     2001          2000
Deferred tax liabilities:
  Intangible assets                              (12,180)      (13,028)
  Property, plant and equipment                   (2,410)       (2,438)
  Inventories                                    (10,251)      (11,414)
  Receivables and other current assets              (131)         (220)
  Other accruals                                     (33)          (34)
Total deferred tax liabilities                   (25,005)      (27,134)
Net deferred tax liabilities                     (14,748)      (15,822)


    The combined financial statements include certain assets, goodwill and other intangibles, the tax bases of which will remain with Degussa AG upon completion of the sale of Degussa Dental to DENTSPLY. Deferred tax benefits related to this goodwill and other intangibles of 854 and 503 as of June 30, 2001 and December 31, 2000, respectively, have been included in the combined financial statements.

    Subsidiaries of the Company in Brazil and Japan have tax loss carry-forwards of 4.7 million as of June 30, 2001, of which 1.2 million expire through 2006 and 3.5 million may be carried forward indefinitely. The Company believes that sufficient future taxable income will be generated by these subsidiaries to realise the benefits of these tax loss carry-forwards.

    As no distributions in the foreseeable future from foreign subsidiaries are planned, deferred taxes have not been recorded for these undistributed earnings. If such distributions were to occur, it is expected that the related tax effects would be partially offset by tax benefits generated from the distribution. Undistributed earnings as of June 30, 2001 amounted to 6.1 million.


NOTE 11 - BENEFIT PLANS
    The Company maintains a number of separate contributory and non-contributory defined benefit pension plans for a significant portion of its hourly and salaried employees. Pension benefits are generally based upon age, salary and years of service.

    Unrecognized actuarial gains and losses are amortized over the average remaining service lives of employees, with the exception of actuarial gains and losses related to German plans, which are recorded in the year in which they arise.

    SFAS No. 87 requires the recognition of a minimum pension liability if a plan's accumulated benefit obligation is greater than its projected benefit obligation less unrecognized items. As this is the case for certain foreign plans, 143 and 148 are included in the pension liability as of June 30, 2001 and December 31, 2000, respectively, with corresponding amounts recorded as intangible assets and included in other non-current assets in the accompanying combined balance sheets.



                                                    June 30, 2001                         December 31, 2000
                                          German      Foreign        Total       German      Foreign        Total
Reconciliation of Projected
   Benefit Obligation
Benefit obligation at beginning
   of period                               8,592       11,593       20,185        7,840       10,860       18,700
   Service cost                              182          493          675          342          876        1,218
   Interest cost                             257          225          482          490          394          884
   Participant contributions                  --           27           27           --           58           58
   Actuarial (gains) losses                (221)        1,371        1,150         (80)          121           41
   Benefits assumed and paid                  --        (420)        (420)           --        (716)        (716)
Benefit obligation at end of
   period                                  8,810       13,289       22,099        8,592       11,593       20,185
Reconciliation of Plan Assets
Fair value of plan assets at
   beginning of period                        --        4,662        4,662           --        4,196        4,196
   Actual return on assets                    --          108          108           --          171          171
   Employer contributions                     --          508          508           --          853          853
   Participant contributions                  --           27           27           --           58           58
   Benefits paid                              --        (397)        (397)           --        (617)        (617)
Fair value of plan assets at end
   of period                                  --        4,908        4,908           --        4,661        4,661
Reconciliation of Funded Status
   Actuarial present value of
     projected benefit obligations         8,810       13,289       22,099        8,592       11,593       20,185
   Plan assets at fair value                  --        4,908        4,908           --        4,662        4,662
   Funded status                         (8,810)      (8,381)     (17,191)      (8,592)      (6,931)     (15,523)
   Adjustment to recognize
     minimum liability                        --        (143)        (143)           --        (148)        (148)
   Unrecognized net actuarial gain          (10)        2,299        2,289           13        1,062        1,075
Accrued benefit cost                     (8,820)      (6,225)     (15,045)      (8,579)      (6,017)     (14,596)


      The amounts recognized in the accompanying combined balance sheets are as follows:

                                                    June 30, 2001                         December 31, 2000
                                         German       Foreign        Total       German      Foreign        Total
Pension obligation                        8,820         6,225       15,045        8,579        6,017       14,596
Identifiable intangible assets               --           143          143           --          148          148
Net amount recognized                     8,820         6,082       14,902        8,579        5,869       14,448


      The aggregate benefit obligation for those plans where the accumulated benefit obligation exceeded the fair value of plan assets was 2.8 million as at June 30, 2001 and December 31, 2000, respectively.


                                                 June 30, 2001                         December 31, 2000
                                         German       Foreign        Total       German      Foreign        Total
Service cost                                182           493          675          342          876        1,218
Interest cost                               837           225        1,062        1,928          394        2,322
Expected return on plan assets               --         (108)        (108)           --        (186)        (186)
Gains and losses                          (219)           147         (72)         (80)          293          213
Net periodic benefit cost                   800           757        1,557        2,190        1,377        3,567

      The weighted average assumptions used in accounting for the Company's plans are as follows:

                                                                    June 30, 2001              December 31, 2000
                                                               German        Foreign        German        Foreign
Discount rate                                                    6.3%           3.7%          6.3%           3.8%
Expected return on plan assets                                     --           4.6%            --           4.4%
Rate of compensation increase                                    2.6%           4.3%          2.6%           4.1%

    As described in Note 1, certain pension obligations related to retirees were not transferred from Degussa AG upon formation of Degussa Dental. Accordingly, those obligations are not included in the benefit obligation noted above. However, as they are clearly identifiable to Degussa Dental, interest costs on the retiree pension obligation of 0.6 million and 1.4 million are included in net periodic pension cost for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.


NOTE 12 - LEASES
    The Company is obligated under a capital lease with a related party covering its headquarters in Hanau, Germany that expires in eighteen years. As of June 30, 2001 and December 31, 2000, the gross amount of the building and related accumulated amortization recorded under the capital lease were as follows:

                                                 June 30, December 31,
                                                     2001         2000
Buildings                                          11,758       11,758
Less: accumulated amortization                      2,458        2,294
                                                    9,300        9,464


    Amortization of assets held under capital leases was 0.2 million and 0.3 million for the six months ended June 30, 2001 and the year ended December 31, 2000.

    The Company also has several noncancelable operating leases for automobiles and certain office, warehouse, machinery and equipment and manufacturing facilities. These leases generally require the Company to pay all executory costs such as maintenance and insurance.

    Rental expense for the six months ended June 30, 2001 and the year ended December 31, 2000 was 2.7 million and 4.7 million, respectively.

    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of June 30, 2001 are:

Year ending                                       Capital Operating
June 30,                                           leases   leases
  2002                                              1,009    2,487
  2003                                              1,009    1,815
  2004                                              1,009    1,691
  2005                                              1,009    1,531
  2006                                              1,009    1,371
Later years, through 2018                          10,887       --
  Total minimum lease payments                     15,932    8,895
Less: interest discount                             6,440
  Present value of net minimum capital lease
payments                                            9,492
Less: current installments                            381
  Obligations under capital leases, excluding
current installments                                9,111

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS
    The Company believes the carrying amounts of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities, income taxes payable and short-term debt approximate fair value due to the short-term nature of these instruments. The Company also believes the carrying amount of long-term debt approximates fair value as the interest rates are either variable or close to current market rates.


NOTE 14 - RELATED PARTY TRANSACTIONS
    In the normal  course of business,  Degussa  Dental  conducts  transactions
with  Degussa  AG  and  entities   under  the  direct  control  of  Degussa  AG
(together, "Related Parties").

    The Company maintains its cash in a bank controlled by Degussa AG and participates in a cash pool administered by Degussa AG. Degussa Dental companies which are part of the different euro-cash-pools in Germany and the Netherlands deposit their excess cash in overnight cash-pool accounts at a rate of EONIA minus 0.125%.

    In addition, Degussa Dental sells a portion of its products to entities under the direct control of Degussa AG for resale to third parties.
Associated amounts receivable from Related Parties as of the respective balance sheet dates consist of the following:


                                                 June 30,   December 31,
                                                     2001           2000
Trade receivables                                   1,700          6,692
Other receivables                                      --          3,510
Total                                               1,700         10,202


    Related party interest income of 0.3 million and 1.1 million is recorded in the accompanying combined statements of income for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.

    Degussa Dental buys certain raw materials, primarily precious metals, from entities under the direct control of Degussa AG. Associated liabilities due to related parties as of the respective balance sheet dates consist of the following:

                                                 June 30,   December 31,
                                                     2001           2000
Trade payables                                      4,856          3,468
Other payables                                         --         14,631
Total                                               4,856         18,099


    For the six months  ended June 30,  2001 and the year  ended  December  31,
2000  related  party   interest   expense  of  1.2  million  and  3.1  million,
respectively is recorded in the accompanying combined statements of income.

    Sale and purchase activity with Related Parties during the six months ended June 30, 2001 and the year ended December 31, 2000 was as follows:

                                                     2001     2000
Sales                                              11,505   15,303
Purchases                                          92,738  200,512


    Historically,  Degussa AG has provided  services to and  incurred  costs on behalf of Degussa Dental. The types of services provided include: administrative services, employee benefit administration, insurance, tax services, treasury services, and accounting and reporting. The cost of such services has been allocated based upon service contracts between the relevant parties as well other methods including the use of time estimates, headcount and transaction statistics, working capital ratios and other similar activity- based or financial relationships. Allocated related party expenses of 8.3 million and 17.1 million for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively, are included in the accompanying combined statements of income.

    While management believes the allocations supporting these expenses is reasonable, such expenses may not be indicative of the costs that would have been incurred if Degussa Dental had performed the related functions or received services as a stand-alone entity. It is not practicable to estimate what these expenses would have been had Degussa Dental operated as an unaffiliated entity.

    The components of net activity with Degussa AG during the six months ended June 30, 2001 and the year ended December 31, 2000 are as follows:

                                                     2001        2000
Creation of short-term debt upon legal formation       --    (64,360)
Interest expense related to pension obligations
  not transferred upon legal formation                656       1,438
Common costs incurred and paid by Degussa AG           --       2,200
Distributions to Degussa AG                       (2,747)     (7,223)
Contributions from Degussa AG                      10,225          --
Other                                                  --       1,305
                                                    8,134    (66,640)

NOTE 15 - SUPPLEMENTAL CASH FLOW INFORMATION

                                               Six months
                                                    ended     Year ended
                                                 June 30,   December 31,
                                                     2001           2000
Interest paid                                       1,819          2,577
Income taxes paid                                   1,062          1,947

NOTE 16 - COMMITMENTS, CONTINGENCIES AND SIGNIFICANT RISKS
    Degussa Dental is subject to various lawsuits, claims and proceedings arising in the normal course of business. Management believes the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position or results of operations or liquidity.

    The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from historical results include, but are not limited to, significant seasonal fluctuations relating especially to summer vacation effects on dental practices and laboratories in Germany, as well as overall economic developments, both domestic and foreign, and in particular relating to Germany, the United States, Japan and Brazil.


NOTE 17 - SUBSEQUENT EVENT
    On October 2, 2001 Degussa AG completed the sale of Degussa Dental to DENTSPLY.

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




                                DEGUSSA DENTAL
                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Degussa AG:

    We have audited the accompanying combined balance sheets of Degussa Dental Group as of June 30, 2001 and December 31, 2000, and the related combined statements of income, equity and comprehensive income, and cash flows for the six months ended June 30, 2001 and the year ended December 3l, 2000. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Degussa Dental Group as of June 30, 2001 and December 31, 2000, and the results of its operations and its cash flows for the six months ended June 30, 2001 and the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG Deutsche Treuhand-Gesellschaft AG

KPMG Deutsche Treuhand-Gesellschaft AG
Wirtschaftsprufungsgesellschaft



Frankfurt am Main, Germany
September 28, 2001 (except as to note 17, which is as of October 2, 2001)

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